UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 9, 2009
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As disclosed in our Current Report on Form 8-K filed April 11, 2008, we entered into a settlement agreement dated March 28, 2008 among Ford, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW") and class representatives of former UAW-represented Ford employees, relating to retiree health care obligations ("Retiree Health Care Settlement Agreement" or "Settlement Agreement").  The Settlement Agreement provides that upon its implementation date (anticipated to be December 31, 2009), a new retiree health care plan (the "New  Plan"), to be funded by a New Voluntary Employee Beneficiary Association trust (the "New VEBA"), will be permanently responsible for providing retiree health care benefits for covered current and former UAW-represented Ford employees.  Under the terms of the Settlement Agreement, Ford is required to fund the New VEBA through a number of sources, including funds that are currently in existing voluntary employee beneficiary association trusts ("Existing Internal VEBA"), Ford-issued convertible and term notes, and cash.  The parties to the Settlement Agreement have acknowledged that Ford's obligations to pay into the New VEBA are fixed and capped as provided in the Settlement Agreement and that Ford is not responsible for, and does not provide a guarantee of:  (1) the payment of future benefits to plan participants, (2) the asset returns on the funds in the New VEBA, or (3) the sufficiency of assets in the New VEBA to fully pay the obligations of the New VEBA or the New Plan.

Given the current economic environment, it is important that we remain competitive with other automobile manufacturers and that we are able to operate profitably at current industry demand and changing model mix.  Our principal domestic competitors are being required, under the terms of government-funded restructurings, to seek to reduce public unsecured debt by two-thirds, to reduce by half the cash expense associated with their retiree health care voluntary employee benefit association trusts, and to achieve parity in labor costs with the U.S. operations of non-domestic automobile manufacturers.  Although we have not sought government bridge loans, we are committed to remaining competitive and have sought to achieve results similar to those required of these competitors.

Toward that end, Ford and the UAW have amended the 2007 collective bargaining agreement in a manner that will allow us to significantly reduce our hourly labor costs.  In addition, we have agreed in principle to modify the Settlement Agreement by providing Ford the option to use Ford common stock to pay up to 50% of our future payment obligations to the New VEBA pursuant to the Settlement Agreement.  This modification of the Settlement Agreement ("Modification"), ratified by the UAW membership on March 9, 2009, is subject to final court approval and other conditions, such as obtaining "prohibited transaction" exemptions from the Department of Labor to permit the transactions described, including allowing the New VEBA trust to hold Ford securities that are not "qualifying employer securities."  In addition, in order to have the ability to exercise fully our option to pay up to 50% of our future payment obligations to the New VEBA in Ford common stock, we must obtain shareholder approval as discussed below.  We agreed with the UAW that both the amendments to the 2007 collective bargaining agreement and the Modification would be conditioned on, among other things, pursuing restructuring actions with all of our stakeholders, including meaningful debt reduction over time consistent with the government requirements applicable to our domestic competitors under their government-funded restructurings.

In the event that the Modification is approved by the court and the other conditions to its implementation are met, we would issue to the New VEBA two notes, Note A and Note B.  These notes would be issued to the New VEBA in lieu of:  (i) the notes contemplated to be issued under the Settlement Agreement (i.e., a 5.75% Senior Convertible Note due January 1, 2013 in the principal amount of $3,334 million, a 9.5% Guaranteed Secured Note due January 1, 2018 in the principal amount of $3 billion, and a 9% Short Term Note due December 31, 2009 in the principal amount of $2,281.91 million, which represents the value of the assets at December 31, 2008 in the Temporary Asset Account ("TAA") established under the Settlement Agreement (together, the "Old Notes")), and (ii) the base amount payments consisting of annual installments of $52.3 million payable through 2022 under the Settlement Agreement.

Note A, a non-interest bearing note in the principal amount of $6,630.47 million, would require us to make cash payments to the New VEBA according to the schedule set forth below beginning on December 31, 2009, and thereafter on June 30 of each year in the period 2010 through 2022.  Note B, a non-interest bearing note in the principal amount of $6,511.85 million, also would require us to make payments to the New VEBA starting on December 31, 2009, and thereafter on June 30 of each year in the period 2010 through 2022.  Note B, however, gives us the option of making each payment in cash, Ford common stock, or a combination of cash and Ford common stock.  The aggregate principal amount of Note A and Note B (i.e., $13.1 billion), and the amortization thereof reflected in the schedule set forth below, represents the equivalent value of:  (i) the principal amounts of and interest payments on the Old Notes, (ii) the annual $52.3 million base payment amounts, and (iii) an additional $25 million per year during the period 2012 through 2018, which is intended to cover transaction costs the New VEBA incurs in selling any shares of Ford common stock delivered pursuant to the terms of Note B.  Note A and Note B do not include or represent amounts constituting assets in the Existing Internal VEBA ($2.7 billion at December 31, 2008) or interest payments on the Old Notes and base amount payments made prior to December 31, 2009 into the TAA.  These assets or amounts will be transferred in accordance with the original terms of the Settlement Agreement.

The schedule of payments for Note A and Note B is as follows:

Payment Dates

December 31, 2009:  Note A - $1,243.47 million, Note B - $609.95 million

June 30, 2010:  Note A - $265 million; Note B - $609.95 million

June 30, 2011:  Note A - $265 million; Note B - $609.95 million

June 30, 2012:  Note A - $679 million; Note B - $654 million

June 30, 2013:  Note A - $679 million; Note B - $654 million

June 30, 2014:  Note A - $679 million; Note B - $654 million

June 30, 2015:  Note A - $679 million; Note B - $654 million

June 30, 2016:  Note A - $679 million; Note B - $654 million

June 30, 2017:  Note A - $679 million; Note B - $654 million

June 30, 2018:  Note A - $679 million; Note B - $654 million

June 30, 2019:  Note A - $26 million; Note B - $26 million

June 30, 2020:  Note A - $26 million; Note B - $26 million

June 30, 2021:  Note A - $26 million; Note B - $26 million

June 30, 2022:  Note A - $26 million; Note B - $26 million

In the event that we elect the stock payment option for any portion of the Note B payments due in 2009, 2010, or 2011, the shares of Ford common stock to be delivered in settlement of such payment will be priced for this purpose at $2.00, $2.10, and $2.20 per share, respectively (subject to adjustment for any stock split, stock dividend or stock recombination).  If the New VEBA sells the shares delivered during this period at a loss (i.e., below those fixed prices), we have agreed, subject to certain limitations, to pay up to $50 million per year (or $150 million in total) to reimburse the New VEBA for some or all of those losses.  With respect to payments after 2011 under Note B, in the event that we elect the stock payment option, the number of shares of Ford common stock to be delivered in settlement of such payment shall be priced at the average of the volume-weighted average stock price for each of the 30 trading days ending on the second business day prior to the relevant payment date.

Our option to settle with Ford common stock all or any portion of the amounts due with respect to Note B shall be subject in each instance to the satisfaction of certain conditions on the applicable payment date, including:

A. No event of default has occurred under our outstanding public debt securities, bank credit facilities, or notes or other securities issued to the New VEBA, and we have paid all amounts due on or prior to such payment date on Note A and Note B (in cash, or through the exercise of the stock payment option with respect to any payment or portion thereof or the deferral of any payment or portion thereof as described below, as applicable);

B. No bankruptcy or insolvency proceeding has been commenced by or against Ford;

C. We have made no assignment for benefit of creditors or admission of general inability to pay debts;

D. Ford common stock is listed on the New York Stock Exchange ("NYSE") or other national securities exchange on the payment date, and the NYSE (or such other securities exchange) has not commenced or provided notice of the commencement of any delisting proceedings or inquiries on or prior to the payment date;

E. No judgment in excess of a specified amount has remained unsatisfied and unstayed for more than 30 days;

F. No "termination event" (as defined by the Employee Retirement Income Security Act) has occurred with respect to either of our two major U.S. defined benefit pension plans;

G. We have received no audit opinion containing a going concern explanatory paragraph for the fiscal year immediately preceding the applicable payment date; and

H. The price per share of Ford common stock is greater than $1.00 (subject to adjustment for any stock split, stock dividend or stock recombination).

If on any payment date under Note B, all conditions, other than those described in D, G, or H above, are met, then, subject to certain conditions and limitations, we would have the right to not make the relevant payment on such payment date and instead defer the payment by paying it in up to five equal annual installments beginning with the next scheduled payment date.  This will allow us to make such payment (or installment thereof) in common stock on any deferred installment date if all the conditions for payment in common stock have been met on such date.

Notwithstanding our option to make payments pursuant to Note B in shares of Ford common stock in lieu of cash, we intend to use our discretion to determine which form of payment makes sense on each payment date, balancing liquidity needs and preservation of shareholder value.  In making such a determination, we will consider facts and circumstances existing at the time of each required payment, including market and economic conditions, our available liquidity, and the price of Ford common stock.

Under the Modification, we also will issue to the New VEBA a warrant entitling it to purchase 362 million shares of Ford common stock at an exercise price of $9.20 per share, which is intended to mirror the economic value in the Convertible Note provided for in the Settlement Agreement.  In addition, the Modification provides for certain hedging restrictions, certain sales restrictions relating to Note A and Note B as well as the warrant and shares of Ford common stock, and customary registration rights relating to the sale of shares of Ford common stock received by the New VEBA pursuant to our stock payment option in respect of Note B, as well as the warrant and shares issued upon the exercise thereof.

As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008, as of February 13, 2009, we had outstanding 2,325,468,761 shares of Ford common stock.  Using the price of $2.00 per share for the December 31, 2009 Note B payment, the number of shares of Ford common stock that could be issued would be 304,975,000 shares.  This issuance to the New VEBA would make the New VEBA an owner of more than 5% of Ford common stock and, thus, an "affiliate" of ours for purposes of the NYSE Listed Company Manual.  Accordingly, any further issuance of Ford common stock in excess of 1% of the then-outstanding amount of shares to the New VEBA in satisfaction of any portion of a Note B payment would require shareholder approval.  Furthermore, assuming we satisfy all or a substantial portion of our future payment obligations under Note B by issuing Ford common stock, we anticipate exceeding the 20% share-issuance limit prescribed in the NYSE Listed Company Manual.  Under this limitation, a company whose shares are listed on the NYSE cannot, without shareholder approval, issue shares of its common stock in a transaction or series of related transactions in amounts equal to or in excess of 20% of the number of shares of common stock outstanding.  Consequently, we will request approval from our shareholders at our annual meeting on May 14, 2009 to allow us to issue Ford common stock to the New VEBA as contemplated by the schedule above.

Item 8.01. Other Events.

We conducted a conference call on March 11, 2009 to discuss the amendments to our 2007 collective bargaining agreement and the Modification and take questions from media and analysts.  Through March 18, 2009, replays of the call will be available by dialing toll free 888-286-8010 (within the United States) or 1-617-801-6888 (from outside the United States); the passcode for the replay is 29481628.  Supporting materials from the call also will be available at www.shareholder.ford.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: March 13, 2009	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary